The information in this preliminary pricing supplement is not complete and may be changed. This preliminary pricing supplement and the accompanying prospectus, prospectus supplement and underlying supplement do not constitute an offer to sell these Notes, and we are not soliciting an offer to buy these Notes in any state where the offer or sale is not permitted.

Subject to Completion
Preliminary Pricing Supplement dated January 8, 2026

Preliminary Pricing Supplement (To the Prospectus dated May 15, 2025, the Prospectus Supplement dated May 15, 2025 and the Underlying Supplement dated May 15, 2025)	Filed Pursuant to Rule 424(b)(2) Registration No. 333-287303

$[●]

AutoCallable Notes due January 16, 2030

Linked to the Least Performing of the Common Stock of Lockheed Martin Corporation, the Industrial Select Sector SPDR® Fund and the iShares® Russell 2000 ETF

Global Medium-Term Notes, Series A

Terms used in this pricing supplement, but not defined herein, shall have the meanings ascribed to them in the prospectus supplement.

Issuer:	Barclays Bank PLC
Denominations:	Minimum denomination of $1,000, and integral multiples of $1,000 in excess thereof
Initial Valuation Date:	January 9, 2026
Issue Date:	January 16, 2026
Final Valuation Date:*	January 9, 2030
Maturity Date:*	January 16, 2030
Reference Assets:

The Common Stock of Lockheed Martin Corporation (“LMT”), the Industrial Select Sector SPDR® Fund (the “XLI Fund”) and the iShares® Russell 2000 ETF (the “IWM Fund”), as set forth in the following table:

Reference Asset

Bloomberg Ticker

Initial Value **

Barrier Value

LMT

LMT UN <Equity>

496.87

258.37

XLI Fund

XLI UP <Equity>

158.97

82.66

IWM Fund

IWM UP <Equity>

187.32

97.41

The XLI Fund and the IWM Fund are each referred to herein as a “Fund” and, collectively, as the “Funds”. The Common Stock of LMT and the Funds are each referred to herein as a “Reference Asset” and, collectively, as the “Reference Assets.”

Payment at Maturity:

If the Notes are not redeemed on any of the first five Call Valuation Dates, and if you hold the Notes to maturity, you will receive on the Maturity Date a cash payment per $1,000 principal amount Note that you hold determined as follows:

■If the Final Value of the Least Performing Reference Asset is greater than or equal to its Call Value, the Notes will be subject to an Automatic Call and you will receive the applicable Redemption Price on the Maturity Date

■If the Final Value of the Least Performing Reference Asset is less than its Call Value, but greater than or equal to its Barrier Value, you will receive a payment of $1,000 per $1,000 principal amount Note.

■If the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive an amount per $1,000 principal amount Note calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes at maturity.

Any payment on the Notes, including any repayment of principal, is not guaranteed by any third party and is subject to (a) the creditworthiness of Barclays Bank PLC and (b) the risk of exercise of any U.K. Bail-in Power (as described on page PS-4 of this pricing supplement) by the relevant U.K. resolution authority. If Barclays Bank PLC were to default on its payment obligations or become subject to the exercise of any U.K. Bail-in Power (or any other resolution measure) by the relevant U.K. resolution authority, you might not receive any amounts owed to you under the Notes. See “Consent to U.K. Bail-in Power” and “Selected Risk Considerations” in this pricing supplement and “Risk Factors” in the accompanying prospectus supplement for more information.

Consent to U.K. Bail-in Power:

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority. See “Consent to U.K. Bail-in Power” on page PS-4 of this pricing supplement.

[Terms of the Notes Continue on the Next Page]

	Initial Issue Price(1)(2)	Price to Public	Agent’s Commission(3)	Proceeds to Barclays Bank PLC
Per Note	$1,000	100.00%	3.75%	96.25%
Total	$[●]	$[●]	$[●]	$[●]

(1)Because dealers who purchase the Notes for sale to certain fee-based advisory accounts may forgo some or all selling concessions, fees or commissions, the public offering price for investors purchasing the Notes in such fee-based advisory accounts may be between $962.50 and $1,000 per Note. Investors that hold their Notes in fee-based advisory or trust accounts may be charged fees by the investment advisor or manager of such account based on the amount of assets held in those accounts, including the Notes.

(2)Our estimated value of the Notes on the Initial Valuation Date, based on our internal pricing models, is expected to be between $850.00 and $916.00 per Note. The estimated value is expected to be less than the initial issue price of the Notes. See “Additional Information Regarding Our Estimated Value of the Notes” on page PS–5 of this pricing supplement.

(3)Barclays Capital Inc. will receive commissions from the Issuer of up to $37.50 per $1,000 principal amount Note. Barclays Capital Inc. will use these commissions to pay variable selling concessions or fees (including custodial or clearing fees) to other dealers. The actual commission received by Barclays Capital Inc. will be equal to the selling concession paid to such dealers.

Investing in the Notes involves a number of risks. See “Risk Factors” beginning on page S-9 of the prospectus supplement and “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

The Notes will not be listed on any U.S. securities exchange or quotation system. Neither the U.S. Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these Notes or determined that this pricing supplement is truthful or complete. Any representation to the contrary is a criminal offense.

The Notes constitute our unsecured and unsubordinated obligations. The Notes are not deposit liabilities of Barclays Bank PLC and are not covered by the U.K. Financial Services Compensation Scheme or insured by the U.S. Federal Deposit Insurance Corporation or any other governmental agency or deposit insurance agency of the United States, the United Kingdom or any other jurisdiction.

Terms of the Notes, Continued

Automatic Call:

The Notes cannot be redeemed for approximately the first eighteen months after the Issue Date. If, on any Call Valuation Date, the Closing Value of each Reference Asset is greater than or equal to its Call Value, the Notes will be automatically redeemed for a cash payment per $1,000 principal amount Note equal to the applicable Redemption Price payable on the Call Settlement Date. No further amounts will be payable on the Notes after the Call Settlement Date.

Call Valuation Dates:*

July 9, 2027, January 10, 2028, July 10, 2028, January 9, 2029, July 9, 2029 and the Final Valuation Date.

Call Settlement Date:*

July 14, 2027, January 13, 2028, July 13, 2028, January 12, 2029, July 12, 2029 and the Maturity Date.

Call Barrier:

With respect to each Call Valuation Date, the Call Barrier will be as follows:

Call Valuation Dates	Call Barriers	Call Value
		LMT	XLI Fund	IWM Fund
First Call Valuation Date	100.00%	496.87	158.97	187.32
Second Call Valuation Date	95.00%	472.03	151.02	177.95
Third Call Valuation Date	85.00%	422.34	135.12	159.22
Fourth Call Valuation Date	75.00%	372.65	119.23	140.49
Fifth Call Valuation Date	65.00%	322.97	103.33	121.76
Sixth Call Valuation Date	55.00%	273.28	87.43	103.03

Call Premium:

With respect to a Call Valuation Date, an amount calculated as follows:

(a) Periodic Call Premium multiplied by (b) n,

where “n” equals the number of years that have passed from the Initial Valuation Date to the relevant Call Valuation Date for which the Call Premium is being calculated, rounded to the nearest half-year

Periodic Call Premium:

$70.00 per $1,000 principal amount Note (based on 7.00% per annum rate)

Initial Value:**

With respect to each Reference Asset, the Closing Value on January 7, 2026, as set forth in the table above

Call Value:

With respect to each Reference Asset, on any Call Valuation Date, an amount equal to (a) its Initial Value multiplied by (b) the Call Barrier applicable to such Call Valuation Date, as set forth in the table above

Barrier Value:

With respect to each Reference Asset, 52.00% of its Initial Value (rounded to two decimal places), as set forth in the table above

Final Value:

With respect to each Reference Asset, the Closing Value on the Final Valuation Date

Redemption Price:

For every $1,000 principal amount Note, an amount equal to $1,000 plus the Call Premium applicable to the Call Valuation Date on which an Automatic Call occurs

Reference Asset Return:

With respect to each Reference Asset, the performance of such Reference Asset from its Initial Value to its Final Value, calculated as follows:

Final Value – Initial Value
Initial Value

Least Performing Reference Asset:

The Reference Asset with the lowest Reference Asset Return, as calculated in the manner set forth above

Closing Value:

All references in this pricing supplement to the Closing Value of the XLI Fund and the IWM Fund mean the closing price of one share of the XLI Fund and the IWM Fund, as further described under “Reference Assets—Exchange-Traded Funds—Special Calculation Provisions” in the prospectus supplement and all references in this pricing supplement to the Closing Value of LMT mean the closing price of one share of LMT, as further described under “Reference Assets—Equity Securities—Special Calculation Provisions” in the prospectus supplement.

Calculation Agent:

Barclays Bank PLC

CUSIP / ISIN:

06749FB99 / US06749FB995

*Subject to postponement, as described under “Additional Terms of the Notes” in this pricing supplement

**The Initial Value for each Reference Asset is equal to its Closing Value on January 7, 2026. The Initial Values are not based on the Closing Value of any Reference Asset at any time on the Initial Valuation Date. The Initial Valuation Date, as used in this pricing supplement, refers to the date on which the Notes were initially priced for sale to the public

ADDITIONAL DOCUMENTS RELATED TO THE OFFERING OF THE NOTES

You should read this pricing supplement together with the prospectus dated May 15, 2025 as supplemented by the documents listed below, relating to our Global Medium-Term Notes, Series A, of which these Notes are a part. This pricing supplement, together with the documents listed below, contains the terms of the Notes and supersedes all prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth under “Risk Factors” in the prospectus supplement and “Selected Risk Considerations” in this pricing supplement, as the Notes involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisors before you invest in the Notes.

You may access these documents on the SEC website at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

●Prospectus dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000119312525120720/d925982d424b2.htm

●Prospectus Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006051/dp228678_424b2-prosupp.htm

●Underlying Supplement dated May 15, 2025:

http://www.sec.gov/Archives/edgar/data/312070/000095010325006053/dp228705_424b2-underl.htm

Our SEC file number is 1–10257. As used in this pricing supplement, “we,” “us” or “our” refers to Barclays Bank PLC.

PS–3

CONSENT TO U.K. BAIL-IN POWER

Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between us and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority.

Under the U.K. Banking Act 2009, as amended, the relevant U.K. resolution authority may exercise a U.K. Bail-in Power in circumstances in which the relevant U.K. resolution authority is satisfied that the resolution conditions are met. These conditions include that a U.K. bank or investment firm is failing or is likely to fail to satisfy the Financial Services and Markets Act 2000 (the “FSMA”) threshold conditions for authorization to carry on certain regulated activities (within the meaning of section 55B FSMA) or, in the case of a U.K. banking group company that is a European Economic Area (“EEA”) or third country institution or investment firm, that the relevant EEA or third country relevant authority is satisfied that the resolution conditions are met in respect of that entity.

The U.K. Bail-in Power includes any write-down, conversion, transfer, modification and/or suspension power, which allows for (i) the reduction or cancellation of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes; (ii) the conversion of all, or a portion, of the principal amount of, or interest on, or any other amounts payable on, the Notes into shares or other securities or other obligations of Barclays Bank PLC or another person (and the issue to, or conferral on, the holder or beneficial owner of the Notes of such shares, securities or obligations); (iii) the cancellation of the Notes and/or (iv) the amendment or alteration of the maturity of the Notes, or the amendment of the amount of interest or any other amounts due on the Notes, or the dates on which interest or any other amounts become payable, including by suspending payment for a temporary period; which U.K. Bail-in Power may be exercised by means of a variation of the terms of the Notes solely to give effect to the exercise by the relevant U.K. resolution authority of such U.K. Bail-in Power. Each holder and beneficial owner of the Notes further acknowledges and agrees that the rights of the holders or beneficial owners of the Notes are subject to, and will be varied, if necessary, solely to give effect to, the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority. For the avoidance of doubt, this consent and acknowledgment is not a waiver of any rights holders or beneficial owners of the Notes may have at law if and to the extent that any U.K. Bail-in Power is exercised by the relevant U.K. resolution authority in breach of laws applicable in England.

For more information, please see “Selected Risk Considerations—Risks Relating to the Issuer—You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

PS–4

ADDITIONAL INFORMATION REGARDING OUR ESTIMATED VALUE OF THE NOTES

The range of the estimated values of the Notes referenced above may not correlate on a linear basis with the range of any other term of the Notes as may be set forth in this pricing supplement. We determined the size of such range based on prevailing market conditions, as well as the anticipated duration of the marketing period for the Notes. The final terms for the Notes will be determined on the date the Notes are initially priced for sale to the public, which we refer to as the Initial Valuation Date, based on prevailing market conditions on or prior to the Initial Valuation Date, and will be communicated to investors either orally or in a final pricing supplement.

Our internal pricing models take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize, typically including volatility, interest rates, and our internal funding rates. Our internal funding rates (which are our internally published borrowing rates based on variables such as market benchmarks, our appetite for borrowing, and our existing obligations coming to maturity) may vary from the levels at which our benchmark debt securities trade in the secondary market. Our estimated value on the Initial Valuation Date is based on our internal funding rates. Our estimated value of the Notes may be lower if such valuation were based on the levels at which our benchmark debt securities trade in the secondary market.

Our estimated value of the Notes on the Initial Valuation Date is expected to be less than the initial issue price of the Notes. The difference between the initial issue price of the Notes and our estimated value of the Notes is a result of several factors, including any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

Our estimated value on the Initial Valuation Date is not a prediction of the price at which the Notes may trade in the secondary market, nor will it be the price at which Barclays Capital Inc. may buy or sell the Notes in the secondary market. Subject to normal market and funding conditions, Barclays Capital Inc. or another affiliate of ours intends to offer to purchase the Notes in the secondary market but it is not obligated to do so.

Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market, if any, and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value on the Initial Valuation Date for a temporary period expected to be approximately six months after the Issue Date because, in our discretion, we may elect to effectively reimburse to investors a portion of the estimated cost of hedging our obligations under the Notes and other costs in connection with the Notes which we will no longer expect to incur over the term of the Notes. We made such discretionary election and determined this temporary reimbursement period on the basis of a number of factors, which may include the tenor of the Notes and/or any agreement we may have with the distributors of the Notes. The amount of our estimated costs which we effectively reimburse to investors in this way may not be allocated ratably throughout the reimbursement period, and we may discontinue such reimbursement at any time or revise the duration of the reimbursement period after the initial Issue Date of the Notes based on changes in market conditions and other factors that cannot be predicted.

We urge you to read the “Selected Risk Considerations” beginning on page PS-13 of this pricing supplement.

You may revoke your offer to purchase the Notes at any time prior to the Initial Valuation Date. We reserve the right to change the terms of, or reject any offer to purchase, the Notes prior to the Initial Valuation Date. In the event of any changes to the terms of the Notes, we will notify you and you will be asked to accept such changes in connection with your purchase. You may also choose to reject such changes in which case we may reject your offer to purchase.

PS–5

SELECTED PURCHASE CONSIDERATIONS

The Notes are not appropriate for all investors. The Notes may be an appropriate investment for you if all of the following statements are true:

●You do not seek an investment that produces fixed periodic interest or coupon payments or other sources of current income.

●You understand and accept that you will not participate in any appreciation of any Reference Asset, which may be significant, and that your return potential on the Notes is limited to the applicable Call Premium.

●You can tolerate a loss of a significant portion or all of the principal amount of your Notes, and you are willing and able to make an investment that may have the full downside market risk of an investment in the Least Performing Reference Asset.

●You do not anticipate that the Final Value of any Reference Asset will fall below its Barrier Value and you are willing to accept the risk that, if it does, you will lose some or all of the principal amount of your Notes.

●You understand and accept that you will not be entitled to receive dividends or distributions that may be paid to holders of any Reference Asset or any securities to which any Reference Asset provides exposure, nor will you have any voting rights with respect to any Reference Asset or any securities to which any Reference Asset provides exposure.

●You are willing and able to accept the individual market risk of each Reference Asset and understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●You understand and accept the risk that, if the Notes are not redeemed prior to scheduled maturity, the payment at maturity, if any, will be based solely on the Reference Asset Return of the Least Performing Reference Asset.

●You understand and are willing and able to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are willing and able to accept the risk that the Notes may be redeemed prior to scheduled maturity and that you may not be able to reinvest your money in an alternative investment with comparable risk and yield.

●You can tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You do not seek an investment for which there will be an active secondary market, and you are willing and able to hold the Notes to maturity if the Notes are not redeemed.

●You are willing and able to assume our credit risk for all payments on the Notes.

●You are willing and able to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

The Notes may not be an appropriate investment for you if any of the following statements are true:

●You seek an investment that produces fixed periodic interest or coupon payments or other sources of current income.

●You do not anticipate either that an Automatic Call will occur or, if an Automatic Call does not occur, that the Final Value of each Reference Asset will be greater than its Barrier Value.

●You seek uncapped exposure to any positive performance of the Reference Assets.

●You seek an investment that provides for the full repayment of principal at maturity, and/or you are unwilling or unable to accept the risk that you may lose some or all of the principal amount of the Notes in the event that the Final Value of the Least Performing Reference Asset falls below its Barrier Value.

●You are unwilling or unable to accept the individual market risk of each Reference Asset and/or do not understand that any decline in the value of one Reference Asset will not be offset or mitigated by a lesser decline or any potential increase in the value of any other Reference Asset.

●You do not understand and/or are unwilling or unable to accept the risks associated with an investment linked to the performance of the Reference Assets.

●You are unwilling or unable to accept the risk that the negative performance of only one Reference Asset may cause you to earn no positive return and/or suffer a loss of principal at maturity, regardless of the performance of any other Reference Asset.

●You are unwilling or unable to accept the risk that the Notes may be redeemed prior to scheduled maturity.

●You seek an investment that entitles you to dividends or distributions on, or voting rights related to any Reference Asset or any securities to which any Reference Asset provides exposure.

●You cannot tolerate fluctuations in the price of the Notes prior to scheduled maturity that may be similar to or exceed the downside fluctuations in the values of the Reference Assets.

●You seek an investment for which there will be an active secondary market, and/or you are unwilling or unable to hold the Notes to maturity if the Notes are not redeemed.

●You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities and credit ratings.

●You are unwilling or unable to assume our credit risk for all payments on the Notes.

●You are unwilling or unable to consent to the exercise of any U.K. Bail-in Power by any relevant U.K. resolution authority.

PS–6

You must rely on your own evaluation of the merits of an investment in the Notes. You should reach a decision whether to invest in the Notes after carefully considering, with your advisors, the appropriateness of the Notes in light of your investment objectives and the specific information set out in this pricing supplement and the documents referenced under “Additional Documents Related to the Offering of the Notes” in this pricing supplement. Neither the Issuer nor Barclays Capital Inc. makes any recommendation as to the appropriateness of the Notes for investment.

PS–7

ADDITIONAL TERMS OF THE NOTES

The Call Valuation Dates (including the Final Valuation Date), any Call Settlement Date and the Maturity Date are subject to postponement in certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Market Disruption Events for Securities with an Exchange-Traded Fund that Holds Equity Securities as a Reference Asset,” “Reference Assets—Equity Securities—Market Disruption Events for Securities with an Equity Security as a Reference Asset,” “Reference Assets—Least or Best Performing Reference Asset—Scheduled Trading Days and Market Disruption Events for Securities Linked to the Reference Asset with the Lowest or Highest Return in a Group of Two or More Equity Securities, Exchange-Traded Funds, Equity Indices and/or Equity Futures Indices” and “Terms of the Notes—Payment Dates” in the accompanying prospectus supplement.

In addition, the Reference Assets and the Notes are subject to adjustment by the Calculation Agent under certain circumstances, as described under “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset” and “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

PS–8

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE UPON AUTOMATIC CALL

The following examples demonstrate the hypothetical total return upon an Automatic Call under various circumstances. The “total return” as used in these examples is the number, expressed as a percentage, that results from comparing the aggregate payments per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following tables and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes.

Example 1: The Notes are redeemed on the first Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Call Value?	Are the Notes Automatically Redeemed?	Redemption Price (per $1,000 principal amount Note)
1	No	Yes	$1,105.00

Because the Closing Value of each Reference Asset on the first Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the first Call Valuation Date is calculated as follows:

Call Premium = (a) Periodic Call Premium multiplied by (b) n:

$70.00 × 1.5 = $105.00

Accordingly, the Redemption Price with respect to the first Call Valuation Date is $1,105.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 10.50%.

Example 2: The Notes are redeemed on the third Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Call Value?	Are the Notes Automatically Redeemed?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2	Yes	No	N/A
3	No	Yes	$1,175.00

Because the Closing Value of each Reference Asset on the third Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the third Call Valuation Date is calculated as follows:

Call Premium = (a)  Periodic Call Premium multiplied by (b) n:

$70.00 × 2.5 = $175.00

Accordingly, the Redemption Price with respect to the third Call Valuation Date is $1,175.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 17.50%.

Example 3: The Notes are redeemed on the final Call Valuation Date.

Call Valuation Date	Is the Closing Value of any Reference Asset Less Than its Call Value?	Are the Notes Automatically Redeemed?	Redemption Price (per $1,000 principal amount Note)
1	Yes	No	N/A
2 - 5	Yes	No	N/A
6	No	Yes	$1,280.00

PS–9

Because the Closing Value of each Reference Asset on the final Call Valuation Date is greater than or equal to its Call Value, the Notes are redeemed and you will receive the Redemption Price on the related Call Settlement Date.

The Call Premium with respect to the final Call Valuation Date is calculated as follows:

Call Premium = (a)  Periodic Call Premium multiplied by (b) n:

$70.00 × 4 = $280.00

Accordingly, the Redemption Price with respect to the final Call Valuation Date is $1,280.00 per $1,000 principal amount of the Notes, as shown in the table above. The Notes will cease to be outstanding after the Call Settlement Date, and you will not receive any further payments on the Notes.

The total return on investment of the Notes is 28.00%.

PS–10

HYPOTHETICAL EXAMPLES OF AMOUNTS PAYABLE AT MATURITY

The following table illustrates the hypothetical payment at maturity under various circumstances. The “total return” as used in these examples, is the number, expressed as a percentage, that results from comparing the payment at maturity per $1,000 principal amount Note to $1,000. The hypothetical total returns set forth below are for illustrative purposes only and may not be the actual total returns applicable to a purchaser of the Notes. The numbers appearing in the following table and examples have been rounded for ease of analysis. The hypothetical examples below do not take into account any tax consequences from investing in the Notes and make the following key assumptions:

■Hypothetical Initial Value of each Reference Asset: 100.00*

■Hypothetical Call Value for each Reference Asset: 55.00 (55.00% of the hypothetical Initial Value set forth above)*

■Hypothetical Barrier Value for each Reference Asset: 52.00 (52.00% of the hypothetical Initial Value set forth above)*

■You hold the Notes to maturity, and the Notes are NOT redeemed on any of the first five Call Valuation Dates.

* The hypothetical Initial Value of 100.00, the hypothetical Coupon Barrier Value of 55.00 and the hypothetical Barrier Value of 52.00 for each Reference Asset have been chosen for illustrative purposes only. The actual Initial Value, Call Value and Barrier Value for each Reference Asset are as set forth on the cover of this pricing supplement.

Final Value			Reference Asset Return
LMT (Reference Asset A)	XLI Fund (Reference Asset B)	IWM Fund (Reference Asset C)	LMT (Reference Asset A)	XLI Fund (Reference Asset B)	IWM Fund (Reference Asset C)	Reference Asset Return of the Least Performing Reference Asset	Payment at Maturity**	Total Return on the Notes
$140.00	$145.00	$150.00	40.00%	45.00%	50.00%	40.00%	$1,280.00	28.00%
$135.00	$130.00	$140.00	35.00%	30.00%	40.00%	30.00%	$1,280.00	28.00%
$120.00	$125.00	$122.00	20.00%	25.00%	22.00%	20.00%	$1,280.00	28.00%
$112.00	$110.00	$115.00	12.00%	10.00%	15.00%	10.00%	$1,280.00	28.00%
$100.00	$105.00	$120.00	0.00%	5.00%	20.00%	0.00%	$1,280.00	28.00%
$140.00	$90.00	$105.00	40.00%	-10.00%	5.00%	-10.00%	$1,280.00	28.00%
$80.00	$102.00	$105.00	-20.00%	2.00%	5.00%	-20.00%	$1,280.00	28.00%
$70.00	$105.00	$115.00	-30.00%	5.00%	15.00%	-30.00%	$1,280.00	28.00%
$60.00	$120.00	$100.00	-40.00%	20.00%	0.00%	-40.00%	$1,280.00	28.00%
$62.00	$57.00	$52.00	-38.00%	-43.00%	-48.00%	-48.00%	$1,000.00	0.00%
$135.00	$50.00	$110.00	35.00%	-50.00%	10.00%	-50.00%	$500.00	-50.00%
$150.00	$40.00	$100.00	50.00%	-60.00%	0.00%	-60.00%	$400.00	-60.00%
$40.00	$30.00	$90.00	-60.00%	-70.00%	-10.00%	-70.00%	$300.00	-70.00%
$20.00	$55.00	$50.00	-80.00%	-45.00%	-50.00%	-80.00%	$200.00	-80.00%
$50.00	$10.00	$55.00	-50.00%	-90.00%	-45.00%	-90.00%	$100.00	-90.00%
$0.00	$105.00	$80.00	-100.00%	5.00%	-20.00%	-100.00%	$0.00	-100.00%

** per $1,000 principal amount Note

The following examples illustrate how the payments at maturity set forth in the table above are calculated:

Example 1: The Final Value of Reference Asset A is $135.00, the Final Value of Reference Asset B is $130.00 and the Final Value of Reference Asset C is $140.00.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is greater than or equal to its Call Value, the Notes are subject to an Automatic Call. Accordingly, you will receive on the Maturity Date the applicable Redemption Price of $1,280.00 per $1,000 principal amount Note that you hold.

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The total return on investment of the Notes is 28.00%, the maximum possible return on the Notes.

Example 2: The Final Value of Reference Asset A is $62.00, the Final Value of Reference Asset B is $57.00 and the Final Value of Reference Asset C is $52.00.

Because Reference Asset C has the lowest Reference Asset Return, Reference Asset C is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Call Value, the Notes are not subject to an Automatic Call. Because the Final Value of the Least Performing Reference Asset is less than its Call Value, but greater than or equal to its Barrier Value, you will receive a payment at maturity of $1,000 per $1,000 principal amount Note that you hold.

The total return on investment of the Notes is 0.00%.

Example 3: The Final Value of Reference Asset A is $40.00, the Final Value of Reference Asset B is $30.00 and the Final Value of Reference Asset C is $90.00.

Because Reference Asset B has the lowest Reference Asset Return, Reference Asset B is the Least Performing Reference Asset. Because the Final Value of the Least Performing Reference Asset is less than its Call Value, the Notes are not subject to an Automatic Call. Because the Final Value of the Least Performing Reference Asset is less than its Barrier Value, you will receive a payment at maturity of $300.00 per $1,000 principal amount Note that you hold, calculated as follows:

$1,000 + [$1,000 × Reference Asset Return of the Least Performing Reference Asset]

$1,000 + [$1,000 × -70.00%] = $300.00

The total return on investment of the Notes is -70.00%.

Example 3 demonstrates that if the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your investment in the Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You will not benefit in any way from the Reference Asset Return of any other Reference Asset being higher than the Reference Asset Return of the Least Performing Reference Asset.

If the Notes are not redeemed prior to scheduled maturity, you may lose up to 100.00% of the principal amount of your Notes. Any payment on the Notes, including the repayment of principal, is subject to the credit risk of Barclays Bank PLC.

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SELECTED RISK CONSIDERATIONS

An investment in the Notes involves significant risks. Investing in the Notes is not equivalent to investing directly in the Reference Assets or their components, if any. Some of the risks that apply to an investment in the Notes are summarized below, but we urge you to read the more detailed explanation of risks relating to the Notes generally in the “Risk Factors” section of the prospectus supplement. You should not purchase the Notes unless you understand and can bear the risks of investing in the Notes.

Risks Relating to the Notes Generally

●Your Investment in the Notes May Result in a Significant Loss — The Notes differ from ordinary debt securities in that the Issuer will not necessarily repay the full principal amount of the Notes at maturity. If the Notes are not redeemed prior to scheduled maturity, and if the Final Value of the Least Performing Reference Asset is less than its Barrier Value, your Notes will be fully exposed to the decline of the Least Performing Reference Asset from its Initial Value. You may lose up to 100.00% of the principal amount of your Notes.

●Potential Return is Limited to the Call Premium, if Any, and You Will Not Participate in Any Appreciation of Any Reference Asset — You will earn a positive return only if an Automatic Call occurs. Any positive return on the Notes will be limited to the Call Premium applicable to the relevant Call Valuation Date. You will not participate in any appreciation in the value of any Reference Asset above the return represented by the applicable Call Premium, which may be significant, even though you will be exposed to the depreciation in the value of the Least Performing Reference Asset if the Notes are not redeemed and the Final Value of the Least Performing Reference Asset is less than its Barrier Value.

●You Are Exposed to the Market Risk of Each Reference Asset — Your return on the Notes is not linked to a basket consisting of the Reference Assets. Rather, it will be contingent upon the independent performance of each Reference Asset. Unlike an instrument with a return linked to a basket of underlying assets in which risk is mitigated and diversified among all the components of the basket, you will be exposed to the risks related to each Reference Asset. Poor performance by any Reference Asset over the term of the Notes may negatively affect your return and will not be offset or mitigated by any increases or lesser declines in the value of any other Reference Asset. To receive a positive return on your Notes at maturity, the Final Value of each Reference Asset must be greater than or equal to its Call Value. In addition, if the Notes have not been redeemed prior to scheduled maturity, and if the Final Value of any Reference Asset is less than its Barrier Value, you will be exposed to the full decline in the Least Performing Reference Asset from its Initial Value. Accordingly, your investment is subject to the market risk of each Reference Asset.

●Early Redemption and Reinvestment Risk — While the original term of the Notes is as indicated on the cover of this pricing supplement, the Notes may be redeemed prior to maturity, as described above, and the holding period over which you may receive the Call Premium could be as short as approximately eighteen months.

The Redemption Price that you would receive on a Call Settlement Date may be less than the aggregate amount of payments that you would have received had the Notes not been redeemed. There is no guarantee that you would be able to reinvest the proceeds from an investment in the Notes in a comparable investment with a similar level of risk in the event the Notes are redeemed prior to the Maturity Date. No additional payments will be due after the relevant Call Settlement Date. The fact that the Notes may be redeemed prior to maturity may also adversely impact your ability to sell your Notes and the price at which they may be sold.

●Any Payment on the Notes Will Be Determined Based on the Closing Values of the Reference Assets on the Dates Specified — Any payment on the Notes will be determined based on the Closing Values of the Reference Assets on the dates specified. You will not benefit from any more favorable values of the Reference Assets determined at any other time.

●Contingent Repayment of Any Principal Amount Applies Only at Maturity or upon Any Redemption — You should be willing to hold your Notes to maturity or any redemption. Although the Notes provide for the contingent repayment of the principal amount of your Notes at maturity, provided that the Final Value of the Least Performing Reference Asset is greater than or equal to its Barrier Value, or upon any redemption, if you sell your Notes prior to such time in the secondary market, if any, you may have to sell your Notes at a price that is less than the principal amount even if at that time the value of each Reference Asset has increased from its Initial Value. See “Many Economic and Market Factors Will Impact the Value of the Notes” below.

●Owning the Notes is Not the Same as Owning Any Reference Asset or Any Securities to which Any Reference Asset Provides Exposure — The return on the Notes may not reflect the return you would realize if you actually owned any Reference Asset or any securities to which any Reference Asset provides exposure. As a holder of the Notes, you will not have voting rights or rights to receive dividends or other distributions or any other rights that holders of any Reference Asset or any securities to which any Reference Asset provides exposure may have.

●The U.S. Federal Income Tax Consequences of an Investment in the Notes Are Uncertain — There is no direct legal authority regarding the proper U.S. federal income tax treatment of the Notes, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Notes are uncertain, and the IRS or a court might not agree with the treatment of the Notes as prepaid forward contracts, as described below under “Tax Considerations.” If the IRS were successful in asserting an alternative treatment for the Notes, the tax consequences of the ownership and disposition of the Notes could be materially and adversely affected.

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In addition, in 2007 the Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should review carefully the sections of the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders,” and consult your tax advisor regarding the U.S. federal tax consequences of an investment in the Notes (including possible alternative treatments and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Risks Relating to the Issuer

●Credit of Issuer — The Notes are unsecured and unsubordinated debt obligations of the Issuer, Barclays Bank PLC, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Notes, including any repayment of principal, is subject to the ability of Barclays Bank PLC to satisfy its obligations as they come due and is not guaranteed by any third party. As a result, the actual and perceived creditworthiness of Barclays Bank PLC may affect the market value of the Notes, and in the event Barclays Bank PLC were to default on its obligations, you may not receive any amounts owed to you under the terms of the Notes.

●You May Lose Some or All of Your Investment If Any U.K. Bail-in Power Is Exercised by the Relevant U.K. Resolution Authority — Notwithstanding and to the exclusion of any other term of the Notes or any other agreements, arrangements or understandings between Barclays Bank PLC and any holder or beneficial owner of the Notes (or the trustee on behalf of the holders of the Notes), by acquiring the Notes, each holder or beneficial owner of the Notes acknowledges, accepts, agrees to be bound by, and consents to the exercise of, any U.K. Bail-in Power by the relevant U.K. resolution authority as set forth under “Consent to U.K. Bail-in Power” in this pricing supplement. Accordingly, any U.K. Bail-in Power may be exercised in such a manner as to result in you and other holders and beneficial owners of the Notes losing all or a part of the value of your investment in the Notes or receiving a different security from the Notes, which may be worth significantly less than the Notes and which may have significantly fewer protections than those typically afforded to debt securities. Moreover, the relevant U.K. resolution authority may exercise the U.K. Bail-in Power without providing any advance notice to, or requiring the consent of, the holders and beneficial owners of the Notes. The exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes will not be a default or an Event of Default (as each term is defined in the senior debt securities indenture) and the trustee will not be liable for any action that the trustee takes, or abstains from taking, in either case, in accordance with the exercise of the U.K. Bail-in Power by the relevant U.K. resolution authority with respect to the Notes. See “Consent to U.K. Bail-in Power” in this pricing supplement as well as “U.K. Bail-in Power,” “Risk Factors—Risks Relating to the Securities Generally—Regulatory action in the event a bank or investment firm in the Group is failing or likely to fail, including the exercise by the relevant U.K. resolution authority of a variety of statutory resolution powers, could materially adversely affect the value of any securities” and “Risk Factors—Risks Relating to the Securities Generally—Under the terms of the securities, you have agreed to be bound by the exercise of any U.K. Bail-in Power by the relevant U.K. resolution authority” in the accompanying prospectus supplement.

Risks Relating to the Reference Assets

●Historical Performance of the Reference Assets Should Not Be Taken as Any Indication of the Future Performance of the Reference Assets Over the Term of the Notes — The value of each Reference Asset has fluctuated in the past and may, in the future, experience significant fluctuations. The historical performance of a Reference Asset is not an indication of the future performance of that Reference Asset over the term of the Notes. The historical correlation among the Reference Assets is not an indication of the future correlation among them over the term of the Notes. Therefore, the performance of the Reference Assets individually or in comparison to each other over the term of the Notes may bear no relation or resemblance to the historical performance of any Reference Asset.

●We May Accelerate the Notes If a Change-in-Law Event Occurs — Upon the occurrence of legal or regulatory changes that may, among other things, prohibit or otherwise materially restrict persons from holding the Notes or a Reference Asset or its components, or engaging in transactions in them, the Calculation Agent may determine that a change-in-law event has occurred and accelerate the Maturity Date for a payment determined by the Calculation Agent in its sole discretion. Any amount payable upon acceleration could be significantly less than any amount that would be due on the Notes if they were not accelerated. However, if the Calculation Agent elects not to accelerate the Notes, the value of, and any amount payable on, the Notes could be adversely affected, perhaps significantly, by the occurrence of those legal or regulatory changes. See “Terms of the Notes—Change-in-Law Events” in the accompanying prospectus supplement.

●Certain Features of Exchange-Traded Funds Will Impact the Value of the Notes — The performance of each Fund will not fully replicate the performance of its respective Underlying Index (as defined below), and each Fund may hold securities not included in its respective Underlying Index. The value of each Fund is subject to:

■Management Risk. This is the risk that the investment strategy for each Fund, the implementation of which is subject to a number of constraints, may not produce the intended results. However, each Fund is not actively managed and the investment advisor of each Fund will generally not attempt to take defensive positions in declining markets.

■Derivatives Risk. Each Fund may invest in derivatives, including forward contracts, futures contracts, options on futures contracts, options and swaps. A derivative is a financial contract, the value of which depends on, or is derived from, the

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value of an underlying asset such as a security or an index. Compared to conventional securities, derivatives can be more sensitive to changes in interest rates or to sudden fluctuations in market prices, and thus each Fund’s losses, and, as a consequence, the losses on your Notes, may be greater than if each Fund invested only in conventional securities.

■Transaction costs and fees. Unlike its respective Underlying Index, each Fund will reflect transaction costs and fees that will reduce its performance relative to its respective Underlying Index.

Generally, the longer the time remaining to maturity, the more the market price of the Notes will be affected by the factors described above. In addition, each Fund may diverge significantly from the performance of its respective Underlying Index due to differences in trading hours between such Fund and the securities composing its Underlying Index or other circumstances. During periods of market volatility, the component securities held by each Fund may be unavailable in the secondary market, market participants may be unable to calculate accurately the intraday net asset value per share of each Fund and the liquidity of each Fund may be adversely affected. This kind of market volatility may also disrupt the ability of market participants to create and redeem shares in each Fund. Further, market volatility may adversely affect, sometimes materially, the prices at which market participants are willing to buy and sell shares of each Fund. As a result, under these circumstances, the market value of each Fund may vary substantially from the net asset value per share of each Fund. Because the Notes are linked to the performance of each Fund and not its Underlying Index, the return on your Notes may be less than that of an alternative investment linked directly to its Underlying Index.

●Adjustments to any Fund or its Underlying Index Could Adversely Affect the Value of the Notes or Result in the Notes Being Accelerated — The investment adviser of any Fund may add, delete or substitute the component securities held by that Fund or make changes to its investment strategy, and the sponsor of the Underlying Index that any Fund is designed to track may add, delete, substitute or adjust the securities composing its Underlying Index or make other methodological changes to its Underlying Index that could affect its performance. In addition, if the shares of any Fund are delisted or if any Fund is liquidated or otherwise terminated, the Calculation Agent may select a successor fund that the Calculation Agent determines to be comparable to that Fund or, if no successor fund is available, the Maturity Date of the Notes will be accelerated for a payment determined by the Calculation Agent. Any of these actions could adversely affect the value of any Fund and, consequently, the value of the Notes. Any amount payable upon acceleration could be significantly less than the amount(s) that would be due on the securities if they were not accelerated. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Discontinuance of an Exchange-Traded Fund” in the accompanying prospectus supplement.

●Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain events that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of the shares of any Fund. However, the Calculation Agent might not make such adjustments in response to all events that could affect the shares of any Fund. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Exchange-Traded Funds—Adjustments Relating to Securities with an Exchange-Traded Fund as a Reference Asset—Anti-dilution Adjustments” in the accompanying prospectus supplement.

●An Investment in the Notes Involves Industry Concentration Risk — As described below under “Information Regarding the Reference Assets”, the investment objective of the XLI Fund is to provide investment results that, before fees and expenses, correspond generally to the price and yield performance of publicly traded equity securities of companies in one particular sector or group of industries. The performance of companies in the relevant sector will be influenced by many complex and unpredictable factors, including industry competition, interest rates, geopolitical events, government regulation and supply and demand for the products and services offered by such companies. Any adverse development in the sector tracked by the XLI Fund may have a material adverse effect on the securities held in the portfolio of the XLI Fund and, as a result, may have a material adverse effect on the value of the XLI Fund and the value of the Notes.

●The Notes Are Subject to Risks Associated with Small Capitalization Stocks — The IWM Fund is intended to track the performance of the Russell 2000® Index, which, in turn, tracks the small capitalization segment of the U.S. equity market. The stock prices of smaller sized companies may be more volatile than stock prices of large capitalization companies. Small capitalization companies may be less able to withstand adverse economic, market, trade and competitive conditions relative to larger companies. Small capitalization companies may be less likely to pay dividends on their stocks, and the presence of a dividend payment could be a factor that limits downward stock price pressure under adverse market conditions.

●Single Equity Risk — The value of LMT can rise or fall sharply due to factors specific to LMT, such as stock price volatility, earnings, financial conditions, corporate, industry and regulatory developments, management changes and decisions and other events, as well as general market factors, such as general stock market volatility and levels, interest rates and economic and political conditions. We urge you to review financial and other information filed periodically with the SEC by LMT. We have not undertaken any independent review or due diligence of the SEC filings of LMT or of any other publicly available information regarding LMT.

●Anti-Dilution Protection Is Limited, and the Calculation Agent Has Discretion to Make Anti-Dilution Adjustments — The Calculation Agent may in its sole discretion make adjustments affecting the amounts payable on the Notes upon the occurrence of certain corporate events (such as stock splits or extraordinary or special dividends) that the Calculation Agent determines have a diluting or concentrative effect on the theoretical value of LMT. However, the Calculation Agent might not

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make such adjustments in response to all events that could affect LMT. The occurrence of any such event and any adjustment made by the Calculation Agent (or a determination by the Calculation Agent not to make any adjustment) may adversely affect any amounts payable on the Notes. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

●Reorganization Or Other Events Could Adversely Affect the Value of the Notes Or Result in the Notes Being Accelerated — Upon the occurrence of certain reorganization events or a nationalization, expropriation, liquidation, bankruptcy, insolvency or de-listing of LMT, the Calculation Agent may replace LMT with shares of another company identified as described in the prospectus supplement or, in some cases, with shares, cash or other assets distributed to holders of LMT upon the occurrence of that event. In the alternative, the Calculation Agent may accelerate the Maturity Date for a payment determined by the Calculation Agent or may make other changes to the terms of the Notes to account for the occurrence of that event. Any decision by the Calculation Agent to replace LMT, to accelerate the Notes or to otherwise adjust the terms of the Notes could adversely affect the value of, and any amount payable on, the Notes, perhaps significantly, and could result in a significantly lower return on the Notes than if the Calculation Agent had made a different decision. See “Reference Assets—Equity Securities—Share Adjustments Relating to Securities with an Equity Security as a Reference Asset” in the accompanying prospectus supplement.

Risks Relating to Conflicts of Interest

●We and Our Affiliates May Engage in Various Activities or Make Determinations That Could Materially Affect the Notes in Various Ways and Create Conflicts of Interest — We and our affiliates play a variety of roles in connection with the issuance of the Notes, as described below. In performing these roles, our and our affiliates’ economic interests are potentially adverse to your interests as an investor in the Notes.

In connection with our normal business activities and in connection with hedging our obligations under the Notes, we and our affiliates make markets in and trade various financial instruments or products for our accounts and for the account of our clients and otherwise provide investment banking and other financial services with respect to these financial instruments and products. These financial instruments and products may include securities, derivative instruments or assets that may relate to the Reference Assets or their components, if any. In any such market making, trading and hedging activity, and other financial services, we or our affiliates may take positions or take actions that are inconsistent with, or adverse to, the investment objectives of the holders of the Notes. We and our affiliates have no obligation to take the needs of any buyer, seller or holder of the Notes into account in conducting these activities. Such market making, trading and hedging activity, investment banking and other financial services may negatively impact the value of the Notes.

In addition, the role played by Barclays Capital Inc., as the agent for the Notes, could present significant conflicts of interest with the role of Barclays Bank PLC, as issuer of the Notes. For example, Barclays Capital Inc. or its representatives may derive compensation or financial benefit from the distribution of the Notes and such compensation or financial benefit may serve as incentive to sell the Notes instead of other investments. Furthermore, we and our affiliates establish the offering price of the Notes for initial sale to the public, and the offering price is not based upon any independent verification or valuation.

In addition to the activities described above, we will also act as the Calculation Agent for the Notes. As Calculation Agent, we will determine any values of the Reference Assets and make any other determinations necessary to calculate any payments on the Notes. In making these determinations, the Calculation Agent may be required to make discretionary judgements relating to the Reference Assets, including those described in the accompanying prospectus supplement and this pricing supplement. In making these discretionary judgments, our economic interests are potentially adverse to your interests as an investor in the Notes, and any of these determinations may adversely affect any payments on the Notes.

Risks Relating to the Estimated Value of the Notes and the Secondary Market

●The Estimated Value of Your Notes is Expected to be Lower Than the Initial Issue Price of Your Notes — The estimated value of your Notes on the Initial Valuation Date is expected to be lower, and may be significantly lower, than the initial issue price of your Notes. The difference between the initial issue price of your Notes and the estimated value of the Notes is a result of certain factors, such as any sales commissions to be paid to Barclays Capital Inc. or another affiliate of ours, any selling concessions, discounts, commissions or fees (including any structuring or other distribution related fees) to be allowed or paid to non-affiliated intermediaries, the estimated profit that we or any of our affiliates expect to earn in connection with structuring the Notes, the estimated cost which we may incur in hedging our obligations under the Notes, and estimated development and other costs which we may incur in connection with the Notes.

●The Estimated Value of Your Notes Might be Lower if Such Estimated Value Were Based on the Levels at Which Our Debt Securities Trade in the Secondary Market — The estimated value of your Notes on the Initial Valuation Date is based on a number of variables, including our internal funding rates. Our internal funding rates may vary from the levels at which our benchmark debt securities trade in the secondary market. As a result of this difference, the estimated value referenced above might be lower if such estimated value were based on the levels at which our benchmark debt securities trade in the secondary market.

●The Estimated Value of the Notes is Based on Our Internal Pricing Models, Which May Prove to be Inaccurate and May be Different from the Pricing Models of Other Financial Institutions — The estimated value of your Notes on the Initial Valuation Date is based on our internal pricing models, which take into account a number of variables and are based on a number of subjective assumptions, which may or may not materialize. These variables and assumptions are not evaluated or

PS–16

verified on an independent basis. Further, our pricing models may be different from other financial institutions’ pricing models and the methodologies used by us to estimate the value of the Notes may not be consistent with those of other financial institutions which may be purchasers or sellers of Notes in the secondary market. As a result, the secondary market price of your Notes may be materially different from the estimated value of the Notes determined by reference to our internal pricing models.

●The Estimated Value of Your Notes Is Not a Prediction of the Prices at Which You May Sell Your Notes in the Secondary Market, if any, and Such Secondary Market Prices, If Any, Will Likely be Lower Than the Initial Issue Price of Your Notes and May be Lower Than the Estimated Value of Your Notes — The estimated value of the Notes will not be a prediction of the prices at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions (if they are willing to purchase, which they are not obligated to do). The price at which you may be able to sell your Notes in the secondary market at any time will be influenced by many factors that cannot be predicted, such as market conditions, and any bid and ask spread for similar sized trades, and may be substantially less than our estimated value of the Notes. Further, as secondary market prices of your Notes take into account the levels at which our debt securities trade in the secondary market, and do not take into account our various costs related to the Notes such as fees, commissions, discounts, and the costs of hedging our obligations under the Notes, secondary market prices of your Notes will likely be lower than the initial issue price of your Notes. As a result, the price at which Barclays Capital Inc., other affiliates of ours or third parties may be willing to purchase the Notes from you in secondary market transactions, if any, will likely be lower than the price you paid for your Notes, and any sale prior to the Maturity Date could result in a substantial loss to you.

●The Temporary Price at Which We May Initially Buy The Notes in the Secondary Market And the Value We May Initially Use for Customer Account Statements, If We Provide Any Customer Account Statements At All, May Not Be Indicative of Future Prices of Your Notes — Assuming that all relevant factors remain constant after the Initial Valuation Date, the price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market (if Barclays Capital Inc. makes a market in the Notes, which it is not obligated to do) and the value that we may initially use for customer account statements, if we provide any customer account statements at all, may exceed our estimated value of the Notes on the Initial Valuation Date, as well as the secondary market value of the Notes, for a temporary period after the initial Issue Date of the Notes. The price at which Barclays Capital Inc. may initially buy or sell the Notes in the secondary market and the value that we may initially use for customer account statements may not be indicative of future prices of your Notes.

●Lack of Liquidity — The Notes will not be listed on any securities exchange. Barclays Capital Inc. and other affiliates of Barclays Bank PLC intend to make a secondary market for the Notes but are not required to do so, and may discontinue any such secondary market making at any time, without notice. Barclays Capital Inc. may at any time hold unsold inventory, which may inhibit the development of a secondary market for the Notes. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the Notes easily. Because other dealers are not likely to make a secondary market for the Notes, the price at which you may be able to trade your Notes is likely to depend on the price, if any, at which Barclays Capital Inc. and other affiliates of Barclays Bank PLC are willing to buy the Notes. The Notes are not designed to be short-term trading instruments. Accordingly, you should be willing and able to hold your Notes to maturity.

●Many Economic and Market Factors Will Impact the Value of the Notes — The value of the Notes will be affected by a number of economic and market factors that interact in complex and unpredictable ways and that may either offset or magnify each other, including:

othe market price of, dividend rate on and expected volatility of the Reference Assets or the components of the Reference Assets, if any;

ocorrelation (or lack of correlation) of the Reference Assets;

othe time to maturity of the Notes;

ointerest and yield rates in the market generally;

oa variety of economic, financial, political, regulatory or judicial events;

osupply and demand for the Notes; and

oour creditworthiness, including actual or anticipated downgrades in our credit ratings.

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INFORMATION REGARDING THE REFERENCE ASSETS

We urge you to read the following section in the accompanying prospectus supplement: “Reference Assets—Equity Securities—Reference Asset Issuer and Reference Asset Information.” Companies with securities registered under the Securities Exchange Act of 1934, as amended, which is commonly referred to as the “Exchange Act,” and the Investment Company Act of 1940, as amended, which is commonly referred to as the “’40 Act,” are required to periodically file certain financial and other information specified by the SEC. Information provided to or filed with the SEC electronically can be accessed through a website maintained by the SEC. The address of the SEC’s website is http://www.sec.gov. Information provided to or filed with the SEC pursuant to the Exchange Act or the ’40 Act by Lockheed Martin Corporation (the “company”) can be located by reference to the SEC file number specified below.

The summary information below regarding the company comes from its SEC filings. You are urged to refer to the SEC filings made by the company and to other publicly available information (such as the company’s annual report) to obtain an understanding of the company’s business and financial prospects. The summary information contained below is not designed to be, and should not be interpreted as, an effort to present information regarding the financial prospects of any issuer or any trends, events or other factors that may have a positive or negative influence on those prospects or as an endorsement of any particular company. We have not undertaken any independent review or due diligence of the SEC filings of the company or of any other publicly available information regarding the company.

Information from outside sources is not incorporated by reference in, and should not be considered part of, this pricing supplement or any accompanying prospectus or prospectus supplement. We have not undertaken any independent review or due diligence of the SEC filings of the company or any other publicly available information regarding .

We obtained the historical trading price information with respect to Lockheed Martin Corporation set forth below from Bloomberg Professional® service (“Bloomberg”). We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Lockheed Martin Corporation

According to publicly available information, Lockheed Martin Corporation is a security and aerospace company principally engaged in the research, design, development, manufacture, integration and sustainment of advanced technology systems, products and services.

Information filed by Lockheed Martin Corporation with the SEC under the Exchange Act can be located by reference to its SEC file number: 001-11437. The common stock of Lockheed Martin Corporation is listed on the New York Stock Exchange under the ticker symbol “LMT.”

Historical Performance of the Common Stock of Lockheed Martin Corporation

The graph below sets forth the historical performance of Lockheed Martin Corporation based on the daily Closing Value from January 4, 2021 through January 7, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg. These historical closing values may have been adjusted to reflect certain corporate actions such as stock splits and reverse stock splits.

Historical Performance of the Common Stock of Lockheed Martin Corporation

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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Industrial Select Sector SPDR® Fund

According to publicly available information, the XLI Fund is an exchange-traded fund of the Select Sector Trust, a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the Industrial Select Sector Index (with respect to the XLI Fund, its Underlying Index). The Industrial Select Sector Index is a capped modified market capitalization-based index that measures the performance of the GICS® industrial sector, which currently includes companies in the following industries: aerospace and defense; industrial conglomerates; marine; transportation infrastructure; machinery; road and rail; air freight and logistics; commercial services and supplies; professional services; electrical equipment; construction and engineering; trading companies and distributors; airlines; and building products. For more information about the XLI Fund, see “Exchange-Traded Funds—The Select Sector SPDR® ETFs” in the accompanying underlying supplement.

Historical Performance of the XLI Fund

The graph below sets forth the historical performance of the XLI Fund based on the daily Closing Value from January 4, 2021 through January 7, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the Industrial Select Sector SPDR® Fund

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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iShares® Russell 2000 ETF

According to publicly available information, the IWM Fund is an exchange-traded fund of iShares® Trust, a registered investment company, that seeks to track investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index (with respect to the IWM Fund, its Underlying Index). The Russell 2000® Index measures the capitalization-weighted price performance of 2,000 small-capitalization stocks and is designed to track the performance of the small-capitalization segment of the U.S. equity market. For more information about the IWM Fund, see “Exchange-Traded Funds—The iShares® ETFs” in the accompanying underlying supplement.

Historical Performance of the IWM Fund

The graph below sets forth the historical performance of the IWM Fund based on the daily Closing Value from January 4, 2021 through January 7, 2026. We obtained the Closing Values shown in the graph below from Bloomberg. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg.

Historical Performance of the iShares® Russell 2000 ETF

PAST PERFORMANCE IS NOT INDICATIVE OF FUTURE RESULTS

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TAX CONSIDERATIONS

You should review carefully the sections in the accompanying prospectus supplement entitled “Material U.S. Federal Income Tax Consequences—Tax Consequences to U.S. Holders—Notes Treated as Prepaid Forward Contracts” and, if you are a non-U.S. holder, “—Tax Consequences to Non-U.S. Holders.” The following discussion, when read in combination with those sections, constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of owning and disposing of the Notes.

Based on current market conditions, in the opinion of our special tax counsel, it is reasonable to treat  the Notes for U.S. federal income tax purposes as prepaid forward contracts with respect to the Reference Asset. Assuming this treatment is respected, upon a sale or exchange of the Notes (including redemption upon an automatic call or at maturity), you should recognize capital gain or loss equal to the difference between the amount realized on the sale or exchange and your tax basis in the Notes, which should equal the amount you paid to acquire the Notes. This gain or loss on your Notes should be treated as long-term capital gain or loss if you hold your Notes for more than a year, whether or not you are an initial purchaser of Notes at the original issue price. However, the IRS or a court may not respect this treatment, in which case the timing and character of any income or loss on the Notes could be materially and adversely affected. In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether to require investors in these instruments to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “ constructive ownership” regime, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose a notional interest charge. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Notes, possibly with retroactive effect. You should consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the Notes, including possible alternative treatments and the issues presented by this notice.

Treasury regulations under Section 871(m) generally impose a withholding tax on certain “dividend equivalents” under certain “equity linked instruments.” A recent IRS notice excludes from the scope of Section 871(m) instruments issued prior to January 1, 2027 that do not have a “delta of one” with respect to underlying securities that could pay U.S.-source dividends for U.S. federal income tax purposes (each an “Underlying Security”). Based on our determination that the Notes do not have a “delta of one” within the meaning of the regulations, we expect that these regulations will not apply to the Notes with regard to non-U.S. holders. Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on your particular circumstances, including whether you enter into other transactions with respect to an Underlying Security. If necessary, further information regarding the potential application of Section 871(m) will be provided in the pricing supplement for the Notes. You should consult your tax advisor regarding the potential application of Section 871(m) to the Notes.

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SUPPLEMENTAL PLAN OF DISTRIBUTION

We will agree to sell to Barclays Capital Inc. (the “Agent”), and the Agent will agree to purchase from us, the principal amount of the Notes, and at the price, specified on the cover of this pricing supplement. The Agent will commit to take and pay for all of the Notes, if any are taken.

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